Exhibit 99.1

Adverum Biotechnologies, Inc. Reports Second Quarter 2016 Financial Results

MENLO PARK, CA, August 9, 2016 – Adverum Biotechnologies, Inc. (Nasdaq: ADVM), a gene therapy company committed to discovering and developing novel medicines for patients suffering from diseases with few or burdensome treatment options, today reported financial results for the quarter ended June 30, 2016.

“The second quarter marked a transition for the company, with the closing of the transaction with Annapurna, the announcement of our new name and ticker symbol, multiple additions to both our management team and Board of Directors, and our decision to develop a new wet AMD product candidate in lieu of AVA-101,” said chief executive officer of Adverum Paul B. Cleveland. “With a strong new leadership team in place, a healthy balance sheet and a robust pipeline, we look forward to initiating our first in human studies of our most advanced program, ANN-001, targeting alpha 1 antitrypsin deficiency in the second half of 2016, and continuing preclinical development of our new wet AMD product candidate, which we plan to discuss at a medical conference later this year.”

Second Quarter Financial Results

•	Cash, cash equivalents and marketable securities were $241.3 million as of June 30, 2016, compared to $259.1 million as of December 31, 2015.

•	Revenues, consisting of revenue from collaborative research, were $0.3 million for the quarter ended June 30, 2016, compared to $0.2 million for the quarter ended June 30, 2015.

•	Research and development expenses were $8.0 million for the quarter ended June 30, 2016 compared to $5.1 million for the quarter ended June 30, 2015. The increase was primarily due to $2.4 million in stock-based compensation expenses for the second quarter of 2016 and $1.2 million of incremental expenses relating to Annapurna’s operations incurred since the date of the acquisition.

•	General and administrative expenses were $5.1 million for the quarter ended June 30, 2016, compared to $5.0 million for the quarter ended June 30, 2015.

•	Goodwill impairment charge was $49.1 million for the quarter ended June 30, 2016 and relates to a preliminary non-cash goodwill impairment charge recorded this quarter in connection with the Annapurna transaction that closed in May 2016. The non-cash charge resulted from our goodwill assessment based on our market capitalization relative to the carrying value of our net assets.

•	Net loss attributable to common stockholders was $61.6 million or $1.76 per basic and diluted share, for the quarter ended June 30, 2016, compared to a net loss attributable to common stockholders of $9.8 million, or $0.38 per basic and diluted share, for the quarter ended June 30, 2015. The increase in net loss is primarily due to a preliminary non-cash goodwill impairment charge of $49.1 million. The non-cash charge has no effect on our current cash balance or operating cash flows.

About Adverum Biotechnologies, Inc.

Adverum is a gene therapy company committed to discovering and developing novel medicines that can offer life-changing benefits to patients living with rare diseases or diseases of the eye who currently have limited or burdensome treatment options. Adverum has a robust pipeline and is leveraging its next-generation adeno-associated virus (AAV)-based directed evolution platform to generate product candidates designed to provide durable efficacy by inducing sustained expression of a therapeutic protein. Our focus on the patient is supported by clinical development expertise and core capabilities in vector optimization, process development, manufacturing, and assay development. For more information, please visit www.adverumbio.com

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding Adverum’s plans, potential opportunities, expectations, projections, goals, objectives, milestones, strategies, product pipeline, financial condition and results of operations, the sufficiency of its cash, cash equivalents and marketable securities, as well as the advancement of, and anticipated development and regulatory milestones and plans related to, Adverum’s product candidates and preclinical and clinical studies, and the commercial potential of its product candidates, all of which are based on certain assumptions made by Adverum on current conditions, expected future developments and other factors Adverum believes are appropriate in the circumstances. Adverum may not consummate any plans or product or clinical development goals in a timely manner, or at all, or otherwise carry out the intentions or meet the expectations or projections disclosed in its forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the risk that Adverum’s resources will not be sufficient for Adverum to conduct or continue planned development programs and planned clinical trials, the risk of a delay in the enrollment of patients in Adverum’s clinical studies or in the manufacturing of products to be used in such clinical studies, and the risk that Adverum will not be able to successfully develop or commercialize any of its product candidates. Risks and uncertainties facing Adverum are described more fully in Adverum’s periodic reports filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Adverum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Contacts

For Adverum:

Lauren Glaser

(650) 656-9347

lauren@adverum.com

ADVERUM BIOTECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2016	2015
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$241,302	$259,080
Prepaid expenses and other current assets	2,268	1,912

Total current assets	243,570	260,992
Property and equipment, net	3,985	3,187
Intangible assets	16,650	—
Deposits and other long-term assets	140	140

Total assets	$264,345	$264,319

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$6,563	$4,612
Restructuring liability	25	1,013
Current portion of deferred rent	81	66
Current portion of deferred revenue	1,228	883

Total current liabilities	7,897	6,574
Deferred rent, less current portion	404	447
Deferred revenue, less current portion	5,936	4,706
Deferred tax liability	2,081	—
Other liabilities	373	—

Total liabilities	16,691	11,727
Stockholders’ equity	247,654	252,592

Total liabilities and stockholders’ equity	$264,345	$264,319

ADVERUM BIOTECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Collaboration and license revenue	$307	$203	$572	$406
Operating expenses:
Research and development	7,955	5,126	15,410	10,747
General and administrative	5,114	4,959	13,432	9,102
Goodwill impairment charge	49,120	—	49,120	—

Total operating expenses	62,189	10,085	77,962	19,849

Operating loss	(61,882)	(9,882)	(77,390)	(19,443)
Other income (expense), net	222	116	338	168

Net loss attributable to common stockholders	$(61,660)	$(9,766)	$(77,052)	$(19,275)

Net loss per share attributable to common stockholders, basic and diluted	$(1.76)	$(0.38)	$(2.50)	$(0.76)

Weighted-average common shares outstanding, outstanding, basic and diluted	35,044	25,555	30,825	25,223